AMENDMENT TO EXHIBIT A

SCHEDULE OF SERIES

The undersigned hereby certifies that he is an authorized signer of the Invesco Actively Managed Exchange-Traded Fund Trust (the “Trust”), and the following funds are included under the Amended and Restated Fund Administration and Accounting Agreement dated June 17, 2013 and as subsequently amended, by and between the Trust and the Bank of New York Mellon.

June 04, 2018

1.	Invesco Active U.S. Real Estate Fund
2.	Invesco Balanced Multi-Asset Allocation ETF
3.	Invesco Conservative Multi-Asset Allocation ETF
4.	Invesco Government Collateral Pledge ETF
5.	Invesco Growth Multi-Asset Allocation ETF
6.	Invesco Moderately Conservative Multi-Asset Allocation ETF
7.	Invesco Multi-Strategy Alternative ETF
8.	Invesco S&P 500® Downside Hedged ETF
9.	Invesco Total Return Bond ETF
10.	Invesco Ultra Short Duration ETF
11.	Invesco Variable Rate Investment Grade ETF

INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/S/ Daniel E. Draper
(signature)

Daniel E. Draper
(name)

President
(title)

THE BANK OF NEW YORK MELLON

By:	/S/ Gerard Connors
(signature)

Gerard Connors
(name)

Vice Pesident
(title)